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                                                                     Exhibit 4.4

                          AMENDMENT TO RIGHTS AGREEMENT



      This AMENDMENT is entered into as of November 24, 1997 by and between SIGHT RESOURCE CORPORATION, a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the "Rights Agent").

      WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of May 15, 1997 (the "Rights Agreement");

      WHEREAS, the Board of Directors of the Company has authorized and directed the Company to execute and deliver this Amendment to the Rights Agreement; and

      WHEREAS, the Company and the Rights Agent are authorized to execute and deliver this Amendment pursuant to the provisions of Section 27 of the Rights Agreement.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      Section 1. Amendment to Rights Agreement. The definition of "Acquiring Person" as set forth in Section 1 of the Rights Agreement is amended by deleting the first sentence thereof and substituting in lieu thereof the following:


            "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company,
      (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan. Notwithstanding the foregoing,
      (1) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall so become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of an acquisition of Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional 1% of the outstanding Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person"; (2) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to have become an "Acquiring Person" for any purposes of this Agreement; and (3) neither The Carlyle Group nor any of its Affiliates shall be deemed to have become an "Acquiring Person" for any purposes of this Agreement solely as the result of the consummation of the transactions contemplated by the Series B Convertible Preferred Stock Purchase Agreement dated as of October 9, 1997 (the "Purchase Agreement"), including, without
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      limitation, the purchase of the Series B Preferred Stock and the issuance of shares of Common Stock upon the conversion of the Series B Preferred Stock and upon the exercise of the warrants issued pursuant to the Purchase Agreement, provided, however, that the foregoing exception shall not apply if The Carlyle Group or any of its Affiliates becomes the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding in any manner other than as contemplated by the Purchase Agreement.

      Section 2. Rights Agent. In accordance with the provisions of Section 27 of the Rights Agreement, upon the delivery of a certificate from an appropriate officer of the Company that states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute this Amendment, shall be under no obligation to investigate such compliance, and shall be fully protected hereunder and thereunder by so doing.

      Section 3. Effect of Amendment. The parties hereby ratify and confirm all of the provisions of the Rights Agreement, as amended hereby, and agree and acknowledge that the Rights Agreement as so amended remains in full force and effect.

      Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

      Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                                   SIGHT RESOURCE CORPORATION

    Alan B. MacDonald                         William G. McLendon
By:____________________________           By:_______________________________
Title: VP/CFO                             Title: CEO


Attest:                                   AMERICAN STOCK TRANSFER &
                                          TRUST COMPANY


     Susan Silber                             Herbert J. Lemmer
By:____________________________           By:______________________________
Title: Assistant Secretary                Title: Vice President